Exhibit 4.1

APPDYNAMICS, INC.

SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

November 8, 2015

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TABLE OF CONTENTS

(Continued)

5.9	Counterparts	23
5.10	Telecopy Execution and Delivery	23
5.11	Jurisdiction; Venue	23
5.12	Further Assurances	23
5.13	Term and Termination	23
5.14	Attorneys’ Fees	23
5.15	Aggregation of Stock	23

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APPDYNAMICS, INC.

SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Sixth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of November 8, 2015, by and among AppDynamics, Inc., a Delaware corporation (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on Exhibit A hereto. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

Recitals

WHEREAS: The Investors are parties to the Amended and Restated Series F Preferred Stock Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series F Preferred Stock to the Investors listed on such Schedule of Investors that the Investors and the Company execute and deliver this Agreement.

WHEREAS: Certain of the Investors and the Company are parties to that certain Fifth Amended and Restated Investors’ Rights Agreement, dated as of October 16, 2015 (the “Prior Agreement”), which they now wish to amend and restate in its entirety in accordance with Section 5.1 of the Prior Agreement and, effective upon the Third Closing (as defined in the Purchase Agreement), accept the rights and covenants hereof in lieu of the rights and covenants under the Prior Agreement.

WHEREAS: The Company and the Holders of Registrable Securities (as defined in the Prior Agreement) required to amend the Prior Agreement are entering into this Agreement, making this Agreement binding upon all of the parties to the Prior Agreement.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1

Definitions

1.1	Certain Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(b) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c) “Common Stock” means the Common Stock of the Company.

(d) “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(g) “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereto.

(h) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereto.

(i) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(j) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than thirty percent (30%) of the outstanding Registrable Securities.

(k) “KPCB Common” shall mean an aggregate of 1,176,310 shares of Common Stock purchased by KPCB Holdings, Inc. pursuant to those certain Stock Transfer Agreements, each dated as of December 22, 2011, among the Company, KPCB Holdings, Inc. and each of Jyoti Bansal and Bhaskar Sunkura.

(l) “Liquidation Event” shall have the meaning set forth in the Company’s Restated Certificate.

(m) “New Securities” shall have the meaning set forth in Section 4.1(a) hereto.

(n) “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(o) “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(p) “Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

(q) “Qualified IPO” shall have the meaning set forth in the Company’s Restated Certificate.

(r) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above, (iii) shares of KPCB Common and (iv) any Common Stock issued and sold pursuant to the Allocation Agreements entered into by the Company with General Atlantic (AD), L.P., Altimeter Partners Fund, L.P. and Adage Capital Partners, LP; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clauses (i)-(iv) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(s) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(t) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(u) “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time).

(v) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereof.

(w) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(x) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(y) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(z) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(aa) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

(bb) “Series A Preferred Stock” shall mean the shares of the Company’s Series A Preferred Stock.

(cc) “Series B Preferred Stock” shall mean the shares of the Company’s Series B Preferred Stock.

(dd) “Series C Preferred Stock” shall mean the shares of the Company’s Series C Preferred Stock.

(ee) “Series D Preferred Stock” shall mean the shares of the Company’s Series D Preferred Stock.

(ff) “Series E Preferred Stock” shall mean the shares of the Company’s Series E Preferred Stock.

(gg) “Series E Qualified IPO” shall meaning set forth in the Restated Certificate.

(hh) “Series F Preferred Stock” shall mean the shares of the Company’s Series F Preferred Stock.

(ii) “Series F Qualified IPO” shall meaning set forth in the Restated Certificate.

(jj) “Shares” shall mean (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock, (iii) the Series C Preferred Stock, (iv) the Series D Preferred Stock, (v) the Series E Preferred Stock and (vi) the Series F Preferred Stock.

(kk) “Significant Holder” shall have the meaning set forth in Section 3.1 hereof.

(ll) “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

Section 2

Registration Rights

2.1	Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable (but in any event no later than ninety (90) days of the receipt by the Company of such request, except in the case of a Shelf Take-Down (as defined below), in which case no later than forty-five (45) days, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to that date which is one hundred and eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public (or the subsequent date on which all market stand-off agreements applicable to the offering have terminated);

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $10,000,000;

(iii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

(v) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(vi) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3 hereof;

(vii) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); and

(viii) If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (b)(vii) above to firmly underwrite the offer.

(c) Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than two (2) times in any twelve-month period.

(d) Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e) Underwriting. The right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in a underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders (on an as-converted to Common Stock basis); (ii) second, to the Other Selling Stockholders; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and Other Selling Stockholders requesting additional inclusion, as set forth above.

2.2	Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within fifteen (15) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, the Other Selling Stockholders and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

(A) Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account; (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders (on an as-converted to Common Stock basis); and (iii) third, to the Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders (on an as-converted to Common Stock basis).

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3	Registration on Form S-3.

(a) Request for Form S-3 Registration. After its initial public offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii). Holders of Registrable Securities requesting a registration on Form S-3 or any comparable or successor form or forms pursuant to this Section 2.3(a) shall have the right to elect for any such registration to be made for an offering to be made on a continuous or delayed basis pursuant to Rule 415 covering the Registrable Securities (a “Shelf Registration”). The Company shall use its reasonable best efforts to keep the Shelf Registration continuously effective in order to permit the prospectus forming a part thereof to be usable by the Holders for a period of 12 months, or, if earlier, until the distribution contemplated in the registration statement filed in connection with the Shelf Registration has been completed. If at any time following the effectiveness of a Form S-3 that is intended to be a Shelf Registration, the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company initiate an offering or sale of all or part of the Registrable Securities included in such Shelf Registration, in either an underwritten or nonunderwritten offering (a “Shelf Take-Down”) (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii) If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $1,000,000; or

(iii)(A) With respect to any registrations on Form S-3, if, in a given twelve-month period, the Company has effected two (2) such registrations in such period and (B) solely with respect to any underwritten Shelf Take-Down, if in a given twelve-month period, the Company has effected two (2) such underwritten Shelf Take-Downs in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4	Expenses of Registration.

All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1 hereof, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5	Registration Procedures.

In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period of ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement (except in the case of a Shelf Registration, in which case the Company will use its reasonable best efforts to keep the Shelf Registration continuously effective in order to permit the prospectus forming a part thereof to be usable by the Holders for a period of 12 months) or Holders have completed the distribution described in the registration statement relating thereto;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6	Indemnification.

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(a) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(b) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(c) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(d) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7	Information by Holder.

Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 2.

2.8	Restrictions on Transfer.

The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii) The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if reasonably requested by the Company, the Holder shall have furnished the Company, at its expense, with (i) an opinion of counsel reasonably satisfactory to the Company to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b) Notwithstanding the provisions of Section 2.8(a), no such registration statement, opinion of counsel or “no action” letter shall be necessary for (i) a transfer not involving a change in beneficial ownership, (ii) transactions involving the distribution or transfer of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation; (y) any of the Holder’s principals, or the partners, members or other equity owners, or retired partners, retired members or other equity owners of the Holder or such Holder’s principals, or to the estate of any of the Holder’s or such Holders’ principals, partners, members or other equity owners or retired partners, retired members or other equity owners; or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder or the Holder’s principals (each, an “Affiliate”), or (iii) in any transaction in compliance with SEC Rule 144; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) The first legend referring to federal and state securities laws identified in Section 2.8(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of the securities may be made without registration or qualification.

(e) Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of any securities of the Company, or any beneficial interest therein, to any person other than the Company unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company.

2.9	Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10	Market Stand-Off Agreement.

Each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred and eighty (180) day period following the effective date of the registration statement for the Company’s Initial Public Offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. Any discretionary waiver or termination of the restrictions of any or all of such market stand-off agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred and eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. The obligations described in this Section 2.10 shall apply only if all officers and directors of the Company and all one percent (1%) securityholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

2.11	Delay of Registration.

No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12	Transfer or Assignment of Registration Rights.

The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to (x) an Affiliate of such Holder or (y) any other transferee or assignee of not less than 600,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13	Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.14	Termination of Registration Rights.

The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period and (ii) three (3) years after the closing of the Company’s Initial Public Offering.

Section 3

Information Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1	Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Holder who owns at least 2,000,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) (each, a “Significant Holder”):

(i) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred and fifty (150) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied; provided however, that upon approval of the Company’s Board of Directors, such financial statements shall be audited and certificated by independent public accountants of recognized national standing selected by the Company;

(ii) As soon as practicable after the end of each of the first three quarters of each fiscal year of the Company, and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, statement of cash flows and balance sheet, each as of the end of such fiscal quarter and prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments;

(iii) At least thirty (30) days prior to the beginning of each fiscal year an operating plan, including quarterly forward projections, for such fiscal year; and

(iv) Each of the financial statements referenced in (i) and (ii) above shall be accompanied by a comparison to a budget approved by the Company’s Board of Directors for the applicable fiscal period.

(b) Inspection Rights. The Company shall permit each Significant Holder, at such Significant Holder’s expense, and to the extent reasonably practicable, to: (i) visit and inspect any of the properties of the Company, (ii) examine its books and records, and (iii) discuss the affairs, finances and accounts of the Company (including management’s proposed annual operating plans) with its officers, employees and public accountants, all at reasonable times and upon reasonable notice. Each such Significant Holder shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Significant Holders may exercise their rights under this Section 3.1(b) only for purposes reasonably related to their interests under this Agreement and related agreements.

3.2	Confidentiality.

Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights of Section 3 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor (each, a “Competitor”), it being understood that Investors affiliated with Battery Ventures X, L.P., Institutional Venture Partners XIII, L.P., KPCB Holdings, Inc., as nominee, Lightspeed Venture Partners, Greylock XII Limited Partnership, Altimeter Partners Fund, L.P. or General Atlantic (AD), L.P. shall not be deemed a Competitor. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person, except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority. A Holder may disclose confidential information (i) to its and its affiliates’ attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or (ii) to any existing principal, affiliate, partner, member, or stockholder, or wholly-owned subsidiary of such Holder or such Holder’s affiliates in the ordinary course of business; provided in each case that such Holder informs such person that such information is confidential and directs such person to maintain the confidentiality of such information.

3.3	Qualified Small Business Stock.

The Company agrees that for so long as any of the Shares are held by an Investor (or a transferee in whose hands such Shares are eligible to qualify as “qualified small business stock” within the meaning of Section 1202(c) of the Code), it will use commercially reasonable efforts to comply with any applicable filing and reporting requirements of Section 1202 of the Code and any regulations promulgated thereunder; provided, however, that “reasonable efforts” as used in this Section 3.3 shall not be construed to require the Company to operate its business in a manner which would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities.

3.4	Employee Stock Vesting.

With respect to any shares issued or options or rights granted, unless otherwise approved by a majority of the Board of Directors of the Company (including at least one of the Preferred Directors (as such term is defined in the Company’s Restated Certificate)), the Company shall cause each officer, director and employee of the Company to enter into an agreement (i) providing for vesting of such shares or options, restricted stock units or rights over forty-eight (48) months, with no shares or options, restricted stock units or rights being vested for twelve (12) months from the date of issuance or grant, as the case may be, at which time 12/48ths of the shares or options, restricted stock units or rights shall be vested; and (ii) providing for the repurchase price at the lower of cost or the fair market value of the stock (including any options exercised prior to vesting thereof) in the event the holder’s employment with or service to the Company terminates; and (iii) a one hundred eighty (180) day lockup period in connection with the Company’s Initial Public Offering.

3.5	Proprietary Information and Invention Agreements.

Each employee and consultant of the Company shall be required to execute a Proprietary Information and Invention Assignment Agreement in a form approved by the Company’s Board of Directors and reasonably satisfactory to the Investors.

3.6	Termination of Covenants.

The covenants set forth in this Section 3 shall terminate and be of no further force and effect upon the earlier to occur of (x) (i) with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the closing of a Qualified IPO, (ii) with respect to the Series E Preferred Stock, the closing of a Series E Qualified IPO, and (iii) with respect to the Series F Preferred Stock, the Closing of a Series F Qualified IPO, and (y) the consummation of a Liquidation Event.

3.7	“Bad Actor” Notice.

Each party to this Agreement will promptly notify each other party to this Agreement in writing if it or, to its knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any Bad Actor Disqualification.

Section 4

Right of First Refusal

4.1	Right of First Refusal to Significant Holders.

The Company hereby grants to each Significant Holder the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares, exercise of all issued and outstanding convertible securities, rights, options and warrants, directly or indirectly, and vesting and settlement of all issued and outstanding restricted stock units into Common Stock held by said Significant Holder) to (b) the total number of shares of Common Stock issued and outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares, exercise of all issued and outstanding convertible securities, rights, options and warrants, directly or indirectly, and vesting and settlement of all issued and outstanding restricted stock units). This right of first refusal shall be subject to the following provisions:

(a) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options, restricted stock units or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the right of first refusal provided in this Section 4 shall have no application to (i) any New Securities that are not deemed to be “Additional Shares of Common” pursuant to Article V, Section 4(d)(i) of the Company’s Restated Certificate or (ii) any shares of Series F Preferred Stock issued pursuant to the Purchase Agreement.

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have fifteen (15) days after any such notice is mailed or delivered (the “Election Period”) to agree to purchase such Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c) In the event the Holders fail to exercise fully the right of first refusal within the Election Period, the Company shall promptly notify each Significant Holder that elects to purchase such Holder’s pro rata share of New Securities (each, a “Fully Exercising Holder”) of any other Significant Holder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Holder may, by giving notice to the Company, elect to purchase, in addition to the number of shares specified above, up to that portion of New Securities for which Significant Holders were entitled to subscribe for but that were not subscribed for by the Significant Holders. If the Fully Exercising Holders have, in the aggregate elected to purchase more than the number of unsubscribed shares being offered in such notice, then the unsubscribed shares shall be allocated according to each Fully Exercising Holder’s pro rata share up to the number of unsubscribed shares set forth in the notice to the Fully Exercising Holders, provided that for purposes of this Section 4.1(c), the denominator shall be the total number of shares of Common Stock issued and outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all issued and outstanding convertible securities, rights, options and warrants, directly or indirectly) owned by all the Fully Exercising Holders. The closing of any sale pursuant to this Section 4.1(c) shall occur at the closing of the issuance of New Securities described in the notice delivered by the Company to Significant Holders.

(d) If all New Securities are not elected to be purchased as provided above, the Company shall have one hundred twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such one hundred twenty (120) day period following the Election Period, or such one hundred twenty (120) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(e) The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to the first to occur of (x) (i) with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the closing of a Qualified IPO, (ii) with respect to the Series E Preferred Stock, the closing of a Series E Qualified IPO, and (iii) with respect to the Series F Preferred Stock, the closing of a Series F Qualified IPO, and (y) the consummation of a Liquidation Event.

(f) A Holder will not have a right of first refusal to purchase a pro rata share of New Securities in accordance with this Section 4 and will not be a Significant Holder for purposes of the right of first refusal granted under this Section 4 if, and for so long as, the Holder, any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed a beneficial owner of the securities of the Company held by the Holder (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act.

(g) A Significant Holder shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Significant Holder (“Investor Beneficial Owners”); provided that each such affiliate or Investor Beneficial Owner (a) is not a competitor, (b) is not subject, nor are any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners, or managing members or any person that would be deemed a beneficial owner of the securities of the Company held by the Holder (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(2)(ii) or (iii) or(d)(3) under the Securities Act, (c) agrees to enter into this Agreement and each of the Sixth Amended and Restated Voting Agreement and Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement, and (d) agrees to purchase at least such number of New Securities as are allocable hereunder to the Significant Holder holding the fewest number of Shares and any other derivative securities.

Section 5

Miscellaneous

5.1	Amendment.

Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144), provided, however, that no consent or approval shall be necessary to add additional Investors as signatories to this Agreement, provided that such Investors have purchased Series F Preferred Stock pursuant to the subsequent closing provisions of the Purchase Agreement. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement. Notwithstanding the foregoing, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated with respect to any Investor without the written consent of such Investor, unless such amendment, waiver, discharge or termination applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction); provided, however, that Section 1.1(r) may not be amended, waived discharged or terminated in any manner that would adversely affect any of General Atlantic (AD), L.P., Altimeter Partners Fund, L.P. and Adage Capital Partners, LP without the prior written consent of such party. Notwithstanding the foregoing, the threshold number of Shares used to determine whether or not a Holder is a “Significant Holder” pursuant to Section 3.1 shall not be increased above 2,000,000 without the separate approval of Significant Holders holding at least 75% of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) then held by all of the Significant Holders. The Company shall give prompt notice of any amendment, waiver, discharge or termination hereunder to any party hereto that did not consent in writing to such amendment, waiver, discharge or termination.

5.2	Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the exhibits hereto, as may be updated in accordance with the provisions hereof;

(b) if to any Holder, at such address, facsimile number or electronic mail address as shown in the exhibits hereto, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to Dan Wright, Attn: Legal, 303 2nd Street, North Tower, 8th Floor, San Francisco, CA 94107; or at such other address as the Company shall have furnished to the Investors, with a copy, which shall not constitute notice, to Jeff Saper, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304; facsimile: (650) 493-6811.

With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, each party hereto agrees that such notice may be given by facsimile or by electronic mail.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors. If no facsimile number or electronic mail address is listed on the exhibits hereto or subsequently updated in accordance with the provisions hereof for a party (or above in the case of the Company), notices and communications given, delivered or made by facsimile or electronic mail shall not be deemed effectively given, delivered or made to such party.

5.3	Governing Law.

This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

5.4	Successors and Assigns.

This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor, other than to an Affiliate of such Investor, without the prior written consent of the Company. Except as provided in the immediately preceding sentence, any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5	Entire Agreement.

This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6	Delays or Omissions.

Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7	Severability.

If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8	Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections,

paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10	Telecopy Execution and Delivery.

A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11	Jurisdiction; Venue.

With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

5.12	Further Assurances.

Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13	Term and Termination.

This Agreement shall be effective as of the Third Closing (as defined in the Purchase Agreement). Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon a Liquidation Event. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate if the Purchase Agreement terminates prior to the Third Closing, this agreement shall be void ab initio, and the Prior Agreement shall remain in effect.

5.14	Attorneys’ Fees.

In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.15	Aggregation of Stock.

All securities of the Company held or acquired by affiliated entities or persons of an Investor (including but not limited to (i) a constituent partner or a retired partner of an Investor that is a partnership; (ii) a parent, subsidiary or other affiliate of an Investor that is a corporation; (iii) an immediate family member living in the same household, a descendant, or a trust, in the case of an Investor who is an individual; or (iv) a member of an Investor that is a limited liability company) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement which are triggered by the beneficial ownership of a threshold number of shares of the Company’s capital stock.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

APPDYNAMICS, INC. a Delaware corporation

By:	/s/ Randy S. Gottfried
Name: Randy S. Gottfried
Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amended and Restated Investors’ Rights Agreement effective as of the date first written above.

INVESTORS: GENERAL ATLANTIC (AD), L.P. BY: GENERAL ATLANTIC (SPV) GP, LLC, its general partner BY: GENERAL ATLANTIC LLC, its sole member

By:	/s/ Thomas J. Murphy
Name: Thomas J. Murphy
Title: Managing Director

ALTIMETER PARTNERS FUND, L.P.

By:	Altimeter General Partner, LLC
Its:	General Partner

By:	/s/ Brad Gerstner
Name: Brad Gerstner
Title: Managing Member

ADAGE CAPITAL PARTNERS, LP

By:	Adage Capital Partners, GP, LLC its General Partner

By:	Adage Capital Advisors, LLC its Managing Member

By:	/s/ Daniel J. Lehan
Name: Daniel J. Lehan
Title: Chief Operating Officer

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amended and Restated Investors’ Rights Agreement effective as of the date first written above.

INVESTORS: GREYLOCK XII LIMITED PARTNERSHIP
By:	Greylock XII GP LLC, its General Partner

By:	/s/ Donald A. Sullivan
Donald A. Sullivan
Title: Administrative Partner

GREYLOCK XII-A LIMITED PARTNERSHIP
By:	Greylock XII GP LLC, its General Partner

By:	/s/ Donald A. Sullivan
Donald A. Sullivan
Title: Administrative Partner

GREYLOCK XII PRINCIPALS LLC
By:	Greylock Management Corporation, Sole Member

By:	/s/ Donald A. Sullivan
Donald A. Sullivan
Title: Treasurer

LIGHTSPEED VENTURE PARTNERS VII, L.P.

By:	Lightspeed General Partner VII, L.P., its general partner

By:	Lightspeed Ultimate General Partner VII, Ltd., its general partner

By:	/s/ Ravi Mhatre
Name:	Ravi Mhatre
Duly Authorized Signatory

EXHIBIT A

INVESTORS

General Atlantic (AD), L.P.

Park Avenue Plaza, 32nd Floor

55 East 52nd Street, New York, NY 10055

Altimeter Partners Fund, L.P.

c/o Altimeter Capital Management, L.P.

Attention: Chief Financial Officer

One International Place, Suite 2400

Boston, MA 02110

With a copy to (which shall not constitute the giving of notice):

Altimeter Partners Fund, L.P.

c/o Altimeter Capital Management, L.P.

Attention: General Counsel

2420 Sand Hill Road #203

Menlo Park, CA 94025

Adage Capital Partners, LP

200 Clarendon St, 52nd Floor

Boston, MA 02116

Riverbend Ventures LLC

55 Greens Farms Road

Westport, CT 06880

Industry Ventures Secondary VII, L.P.

Industry Ventures LLC

30 Hotaling Place, Suite 300

San Francisco, CA 94111

Institutional Venture Partners XIII, L.P.

3000 Sand Hill Road

Building 2, Suite 250

Menlo Park, CA 94025

Lightspeed Venture Partners

2200 Sand Hill Road

Menlo Park, CA 94025

Greylock XII Limited Partnership

2550 Sand Hill Road

Menlo Park, CA 94025

EXHIBIT A

INVESTORS

(CONTINUED)

Greylock XII-A Limited Partnership

2550 Sand Hill Road

Menlo Park, CA 94025

Greylock XII Principals LLC

2550 Sand Hill Road

Menlo Park, CA 94025

Murphy Family Trust UTD 99

Hanover Partners II

c/o Financial Architects Partners

Prudential Tower

800 Boylston Street, 26th Floor

Boston, MA 02117

KPCB Holdings, Inc., as nominee

c/o Kleiner Perkins Caufield & Byers

2750 Sand Hill Road

Menlo Park, CA 94025

With a copy to (which shall not constitute the giving of notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Battery Ventures X, L.P.

One Marina Park Drive

Suite 1100

Boston, MA 02210

With a copy to (which shall not constitute the giving of notice):

Cooley LLP

500 Boylston Street

Boston, MA 02116

Battery Ventures X Side Fund, L.P.

One Marina Park Drive

Suite 1100

Boston, MA 02210

EXHIBIT A

INVESTORS

(CONTINUED)

With a copy to (which shall not constitute the giving of notice):

Cooley LLP

500 Boylston Street

Boston, MA 02116

Battery Investment Partners X, LLC

One Marina Park Drive

Suite 1100

Boston, MA 02210

With a copy to (which shall not constitute the giving of notice):

Cooley LLP

500 Boylston Street

Boston, MA 02116

Sands Capital Private Growth Fund, L.P.

General Counsel

1101 Wilson Blvd., Suite 2300

Arlington, VA 22209

ClearBridge Small Cap Growth Fund

c/o ClearBridge Investments, LLC

620 Eighth Avenue, 47th Floor

New York, NY 10018

ClearBridge Variable Small Cap Growth Portfolio

c/o ClearBridge Investments, LLC

620 Eighth Avenue, 47th Floor

New York, NY 10018

ClearBridge Select, LP

c/o ClearBridge Investments, LLC

620 Eighth Avenue, 47th Floor

New York, NY 10018

ClearBridge Select Fund

c/o ClearBridge Investments, LLC

620 Eighth Avenue, 47th Floor

New York, NY 10018

Cross Creek Capital Partners III, L.P.

c/o Cross Creek Advisors, LLC

505 Wakara Way, Suite 215

Salt Lake City, UT 84108

EXHIBIT A

INVESTORS

(CONTINUED)

Cross Creek Capital II, L.P.

c/o Cross Creek Advisors, LLC

505 Wakara Way, Suite 215

Salt Lake City, UT 84108

Broad Street Principal Investments, L.L.C.

c/o Goldman, Sachs & Co.

200 West Street

New York, NY 10282

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Sixth Amended and Restated Investors’ Rights Agreement dated as of November 9, 2015 (the “Agreement”):

1.	Waiver of 15 days’ notice period in which to exercise right of first refusal: (please check only one)

( )	WAIVE in full, on behalf of all Holders, the 15-day notice period provided to exercise my right of first refusal granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2.	Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )	ELECT TO PARTICIPATE in $ (please provide amount) in New Securities proposed to be issued by AppDynamics, Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in $[ ] in New Securities proposed to be issued by AppDynamics, Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[ ] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $ (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $[ ] in New Securities being offered in the financing.

Date:	(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print name of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. AppDynamics, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.